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                                                                   EXHIBIT 23.2



COOPERS                                 Coopers & Lybrand L.L.P.
& LYBRAND
                                        a professional services firm




CONSENT OF INDEPENDENT ACCOUNTS


We consent to the incorporation by reference in the registration statement of HealthPlan Services Corporation on Form S-8 related to the HealthPlan Services Corporation 1996 Employee Stock Option Plan of our report dated December 2, 1994, on our audits of the financial statements of HealthPlan Services Division (formerly Plan Services Division, a wholly-owned division of The Dun & Bradstreet Corporation), as of September 30, 1994 and for the nine-month period ended September 30, 1994 and the year ended December 31, 1993 which report is included in the Annual Report on Form 10K.


                                        /s/ Coopers & Lybrand L.L.P.

Tampa, Florida
June 28, 1996